Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD APPOINTS STEVEN MACICEK TO ITS BOARD OF DIRECTORS

MORTON D. ERLICH TO RETIRE

Newport Beach, CA – March 7, 2024 – American Vanguard Corporation (NYSE: AVD) announced that Mort Erlich, who has served on the company’s board of directors since October 2013, has expressed his intention to retire effective as of the filing of the Form 10-K for the period ended December 31, 2023. Mr. Erlich joined American Vanguard after a 34-year career with KPMG LLP and has served as the Chair of the company’s Audit Committee, as well as a member of both the Compensation Committee and Nominating & Corporate Governance Committee.

In light of Mr. Erlich’s retirement, the company’s board has appointed Steven Macicek to succeed Mr. Erlich as Chair of its Audit Committee. Mr. Macicek formerly served as Global Client Services Partner at Ernst & Young, where he was a member of the firm’s Center for Board Matters, gaining expertise in corporate governance and addressing boardroom issues. An accomplished auditor and business advisor, Mr. Macicek has served numerous high-growth national and large-scale multinational corporations in a wide range of sectors and was relied upon for his broad knowledge of accounting, finance, risk management, M&A, executive leadership, governance, and international business.

Chairman and CEO, Eric G. Wintemute stated, “We are grateful to Mort for his exceptional service on our board over the past 11 years. His command of accounting principles and literature coupled with his extensive experience in applying those principles to disclosure documents has been remarkable. Similarly, he has been extremely effective in managing external and internal auditors. In short, we have been privileged to have someone of his caliber serving as the Chair of our Audit Committee. We will miss Mort – the person – as well as his counsel and wish him the best.”

Mr. Wintemute continued, “We are thrilled to have Steve join our board. His breadth of experience and level of success at one of the world’s largest professional services firms make him an ideal candidate to help guide American Vanguard into the next phase of its development. He brings exceptional acumen in accounting, as well as a practical sense of advising business leadership. In addition, his expertise in business transformation will be invaluable to the company as we continue our digital and structural transformation initiatives. We look forward to working with Steve to help make this company the best it can be.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops, manufactures, and markets solutions for crop protection and nutrition, turf and ornamentals management, commercial and consumer pest control. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 17 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 130 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation (including SIMPAS prescriptive application and Ultimus measure/record/verify technologies). American Vanguard is included in the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact: American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac.com	Investor Representative The Equity Group Inc. www.theequitygroup.com Lena Cati / 212-836-9611 Lcati@equityny.com